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[Exhibit 3.1]

                                      RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                             CITY NATIONAL CORPORATION

                                     _________


       City National Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

       1. The name of the corporation is City National Corporation. The date of filing of its original Certificate of Incorporation was October 3, 1968.

       2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation, as heretofore amended, by amending and restating Article SEVENTH thereof in its entirety and by adding new Article NINTH thereto and renumbering subsequent Articles.

       3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

       FIRST. The name of the Corporation is


                             City National Corporation


       This Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law, and restates and further amends the Certificate of Incorporation filed by the Corporation with the Secretary of State of the State of Delaware on October 3, 1968, as heretofore amended.

       SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

       THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. Without limiting in any manner the scope and generality of the foregoing, the Corporation shall have the following purposes and powers.

              (1) To acquire by purchase, subscription, or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any


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foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, or issued or created by the United States of America or any state or commonwealth thereof or any foreign country, or by any agency, subdivision, territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon.

              The term "securities" as used in this Certificate of Incorporation shall mean any and all notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificate of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, or, in general, any interests or instruments commonly known as "securities," or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.

              (2) To make, establish and maintain investments in securities, and to supervise and manage such investments.

              (3) To cause to be organized under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, one or more corporations, firms, organizations, associations or other entities and to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

              (4) To acquire by purchase or exchange, or by transfer to or by merger or consolidation with the Corporation or any corporation, firm, organization, association or other entity owned or controlled, directly or indirectly, by the Corporation, or to otherwise acquire, the whole or any part of the business, good will, rights, or other assets of any corporation, firm, organization, association or other entity, and to undertake or assume in connection therewith the whole or any part of the liabilities and obligations thereof, to effect any such acquisition in whole or in part by delivery of cash or other property, including securities issued by the Corporation, or by any other lawful means.

              (5) To make loans and give other forms of credit, with or without security, and to negotiate and make contracts and agreements in connection therewith.

              (6) To aid by loan, subsidy, guaranty or in any other lawful manner any corporation, firm, organization, association or other entity of which any securities are in any manner directly or indirectly held by the Corporation or in which the Corporation or any such corporation, firm, organization, association or entity may be or become otherwise interested; to guarantee the payment of dividends on any stock issued by any such corporation, firm, organization, association or entity; to guarantee or, with or without recourse against any such corporation, firm, organization, association or entity, to assume the payment of the principal of, or the interest on, any obligations issued or incurred by such corporation, firm, organization, association or entity; to do any and all other acts and things for the enhancement, protection or preservation of any securities which are in any manner, directly or indirectly, held, guaranteed or assumed by the Corporation, and to do any and all acts and things designed to accomplish any such purpose.

              (7) To borrow money for any business, object or purpose of the Corporation from time to time, without limit as to amount; to incur indebtedness and to issue any kind of evidence of indebtedness, whether or not in connection with borrowing money, including evidences of indebtedness

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convertible into stock of the Corporation, to secure the payment of any evidence of indebtedness by the creation of any security interest in any of the property or rights of the Corporation, whether at that time owned or thereafter acquired.

              (8) To render service, assistance, counsel and advice to, and to act as representative or agent in any capacity (whether managing, operating, financial, purchasing, selling, advertising or otherwise) of, any corporation, firm, organization, association, or other entity.

              (9) To engage in any commercial, financial, mercantile, industrial, manufacturing, marine, exploration, mining, agricultural, research, licensing, servicing, or agency business not prohibited by law, and any, some or all of the foregoing.

              (10) To become a joint venturer, or a partner, general or limited, in the exercise of any power, or for any corporate purpose.

       The purposes and powers specified in the foregoing paragraphs shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other paragraph in this Certificate of Incorporation, but the purposes and powers specified in each of the foregoing paragraphs of this Article shall be regarded as independent purposes and powers.

       The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect any or all of the foregoing purposes, or to further any or all of the foregoing powers, and the enumeration herein of any specific purposes or powers shall not be held to limit or restrict in any manner the exercise by the Corporation of the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of Delaware.

       FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) shares, of which Five Million (5,000,000) shares shall be shares of Preferred Stock of the par value of One Dollar ($1.00) per share (hereinafter called "Preferred Stock") and Seventy Five Million (75,000,000) shares shall be shares of Common Stock of the par value of One Dollar ($1.00) per share (hereinafter called "Common Stock"). Any amendment to the Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

       The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

              (1) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

                     (a)    The designation of such series.

                     (b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall bear to the dividends

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payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative.

                     (c) Whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the time, prices and other terms and conditions of such redemption.

                     (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

                     (e) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates adjustment, and other terms and conditions of such conversion or exchange.

                     (f) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise; provided, however, that in no event shall any holder of any series of Preferred Stock be entitled to more than one vote for each share of such Preferred Stock held by him or her.

                     (g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

                     (h) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

              (2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

       FIFTH. The by-laws may be made, altered, amended or repealed by the Board of Directors. The books of the Corporation (subject to the provisions of the laws of the State of Delaware) may be kept outside of the State of Delaware at such places as from time to time may be designated by the Board of Directors.

       SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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       SEVENTH. Each person who was or is a party, or is threatened to be made a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or person of whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or in any capacity with respect to an employee benefit plan maintained or sponsored by the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permissible under the Delaware General Corporation Law and not prohibited by other law or regulation, as the same exists or may hereafter be amended, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the following paragraph, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Delaware General Corporation Law or other applicable law or regulation so requires, the payment of such expenses incured by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to any employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise, and in compliance with any other requirements of the Delaware General Corporation Law or other applicable law or regulation. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

       If a claim under the preceding paragraph of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct required under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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       The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

       The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation law or other applicable law or regulation.

       EIGHTH. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of the State of Delaware the meeting and vote of stockholders may be dispensed with if such action is taken with the written consent of the holders of not less than a majority of all the stock entitled to be voted upon such action if a meeting were held; provided that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute for such action, and provided that prompt notice is given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent. Election of directors need not be by ballot unless the by-laws so provide.

       NINTH. The number of directors which shall constitute the whole Board of Directors shall be not less than five nor more than fourteen, and the specific number of directors shall be determined by resolution of the Board of Directors. The Board is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending at the annual meeting to be held in 1997, the directors first elected to Class II shall serve for a term ending at the annual meeting to be held in 1998, and the directors first elected to Class III shall serve for a term ending at the annual meeting to be held in 1999. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

       At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the director they succeed, unless, by reason of any intervening changes in the authorized number of directors the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

       Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.

       Any vacancy on the Board of Directors (whether by reason of an increase in the number of authorized directors or due to the death, resignation or removal of a director) may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director chosen to fill a vacancy shall hold office until the next election of the class of directors for which he shall have been chosen, and until his successor shall have been duly elected or qualified.

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       TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

       ELEVENTH. Without the prior affirmative vote or written consent of the holders of 70% of the outstanding shares of the common stock of the corporation, voting separately as a class, and whether or not a vote of the stockholders is otherwise required in connection with the transaction, neither the corporation nor any of its majority-owned subsidiaries shall become party to any "Business Combination" to which any "Restricted Person," any "Affiliate" of a Restricted Person or any member of a group which is a Restricted Person is also a party. The provisions of this Article ELEVENTH shall not, however, apply to any Business Combination approved by the Board of Directors of the Corporation at any time which the person involved who theretofore was or thereafter became a Restricted Person was not such a Restricted Person.

       The affirmative vote required by this Article ELEVENTH is in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, this Certificate of Incorporation, any resolution which has been adopted by the Board of Directors providing for the issuance of a class or series of stock, or any agreement between the Corporation and any national securities exchange.

       No amendment, alteration or repeal of any provision of this Article ELEVENTH may be effected unless it is approved at a meeting of the Corporation's stockholders called for that purpose. Notwithstanding any other provision of this Certificate of Incorporation, there shall be required to amend, alter or repeal, directly or indirectly, any provision of this Article ELEVENTH the affirmative vote of the holders of 70% of the issued and outstanding shares of common stock of the Corporation, excluding all voting securities owned, directly or indirectly, by any Restricted Person or any Affiliate of a Restricted Person.

       As used in this Article ELEVENTH, the following terms have the following meanings:

              (a) A "Restricted Person" means any person, partnership, corporation or other entity (other than a trustee holding stock for the benefit of employees of the Corporation or its subsidiaries, or any one or more of them, pursuant to an employee benefit plan), or any group of persons, partnerships, corporations or other entities (other than such a trustee) who act together for the purpose of acquiring, holding or voting securities of the Corporation, which has (or, in the case of a group, the members of which in the aggregate have), during any period of 12 consecutive calendar months, directly or indirectly acquired shares of any class of the voting securities of the Corporation which aggregate more than 5% of the outstanding securities of such class. Any Restricted Person shall cease to be a Restricted Person for the purposes of this Article ELEVENTH at the end of the 24th calendar month following the most recent month in which such Restricted Person (or all members of a group which is a Restricted Person) directly or indirectly acquired any shares of any class of the voting securities of the Corporation which, together with all other shares of such class acquired by such person (or any member of such group) within such month and the immediately preceding 11 calendar months, aggregate more than 5% of the outstanding voting securities of such class. Any Restricted Person who so ceases to be a Restricted Person shall not thereafter again be deemed to be a Restricted Person unless such person, firm, corporation, other entity or group once again comes within the definition set forth in this Article ELEVENTH as a result of subsequent acquisitions of voting securities of the Corporation.
In making the calculations provided for in this definition, shares shall not be counted as owned or acquired by any person, partnership, corporation, other entity or group if the transaction in which such shares were

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acquired was approved in advance by the affirmative vote of 66 2/3% of the directors of the Corporation then in office.

              (b) An "Affiliate" of a Restricted Person means any person, firm, corporation or other entity directly or indirectly controlling, controlled by, or under common control with such Restricted Person (or any member of a group which constitutes a Restricted Person).

              (c) A "Business Combination" means (i) the sale, exchange, lease, transfer or other disposition by the Corporation or any of its subsidiaries of all, substantially all, or any substantial part of its or their assets or businesses; (ii) the purchase, exchange, lease or other acquisition by the Corporation or any of its subsidiaries of all, substantially all, or any substantial part of the assets or business of any other person; (iii) a merger or consolidation to which the Corporation or any subsidiary is a party; (iv) any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) designed to decrease the number of holders of voting securities of the Corporation, if immediately thereafter any Restricted Person will be the owner of more than 35% of the outstanding voting securities of the Corporation of any class the number of holders of which is so decreased; or (v) the issuance to any Restricted Person, any member of a group which constitutes a Restricted Person or any Affiliate of a Restricted Person of voting securities of the Corporation or any subsidiary of the Corporation, any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing. No such transaction shall constitute a Business Combination, however, if it is approved in advance by the Board of Directors of the Corporation at a meeting called for the purpose by the affirmative votes of at least the number of directors which is one less than the entire authorized number of directors of the Corporation.

       TWELFTH. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

       4. This Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, City National Corporation has caused this Restated Certificate of Incorporation to be signed by Russell Goldsmith, its Chief Executive Officer, this 24th day of April, 1996.


                              CITY NATIONAL CORPORATION


                              By:  /s/ Russell Goldsmith
                                 --------------------------
                                 RUSSELL GOLDSMITH, Chief Executive Officer

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